EXHIBIT 10.2

                  AMENDED AND RESTATED REVOLVING CREDIT NOTE

$3,000,000.00 Maximum                                        Tampa, Florida
                                                             March 29, 2006

     FOR VALUE RECEIVED the undersigned, ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation ("Maker"), promises to pay to the order of MERCANTILE BANK and its successors or assigns, together with any other holder hereof ("Holder"), at 2307 West Kennedy Boulevard, Tampa, FL 33609, or such other place as Holder may from time to time designate in writing, the aggregate unpaid principal amount of all advances made by Holder to Maker, which amount in no event shall exceed the sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), plus accrued interest, to be paid in lawful money of the United States of America, as follows:

     1) This Note shall bear interest at the rate equal to the "LIBOR 30 Day Index Rate" plus two hundred sixty-five basis points (2.65%) (the "LIBOR Spread") per annum on the outstanding principal balance, but in no event shall the interest rate be greater than the Maximum Rate (as defined below). "LIBOR 30-Day Index Rate" means the rate of interest per annum equal to the London Interbank Offered Rate ("LIBOR") for thirty (30) day U.S. dollar deposits as published in the "Money Rates" column of the local edition of The Wall Street Journal. If such 30-Day Index Rate is no longer available, Lender shall choose a new 30-Day Index Rate based on comparable information, and such selection by Lender of a comparable rate shall be dispositive of the issue as to the appropriate rate. If more than one rate is quoted, Lender shall use the arithmetic average of such rates. This rate will be effective on and from the date of disbursement of the Loan proceeds of this Note through the last day of the current month based on the most recent information available on the date of this Note. On the first day of the next month, the interest rate shall be readjusted to the current LIBOR 30-Day Index Rate plus the LIBOR Spread based on the most recent rate information available on the date that the interest rate is adjusted and such rate shall be effective for the next thirty (30) day period. The rate shall be adjusted every thirty (30) days thereafter at the current LIBOR 30-Day Index Rate plus the LIBOR Spread based on the most recent rate information available on the date that the interest rate is adjusted. If The Wall Street Journal is no longer published or if The Wall Street Journal no longer publishes such rate, then Lender shall select another publication that publishes such rate and this new publication shall be substituted for The Wall Street Journal.

     2)   Advances and payments:

          (a) All or part of the principal amount evidenced by this Note may be borrowed (and to the extent any principal amount advanced is repaid by Maker, such sum may be borrowed again) prior to the Maturity Date (as defined below), but only in accordance with the terms of the Revolving Credit Agreement (as defined below) and only if Maker is not in default hereunder or under any Loan Documents (as defined below). At no time, however, shall the principal balance hereunder exceed THREE MILLION AND 00/100 DOLLARS ($3,000,000.00).

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          (b)  Payments of accrued interest only shall be due and payable commencing on May 1, 2006, and continuing on the same day of every month.

          (c) Maker shall have no obligation to repay the outstanding principal balance prior to the Maturity Date, except for mandatory payments of amounts owing hereunder in accordance with the terms of the Revolving Credit Agreement or unless acceleration is made by Holder pursuant to the provisions of this Note.

     The remaining outstanding principal indebtedness, together with all accrued and unpaid interest thereon, shall be due and payable on April 21, 2008 (the "Maturity Date"), unless acceleration is made by Holder pursuant to the provisions hereof.

     Interest on this Note shall be computed on the basis of a 365 day or 366 day year as the case may be for the actual number of days outstanding.

     Except as set forth in Section 1(d) of the Revolving Credit Agreement, any payment or prepayment hereunder shall be applied first to unpaid costs of collection and late charges, if any, then to accrued and unpaid interest and the balance, if any, to installments of principal, in the inverse order of their maturity.

     After maturity or acceleration, this Note shall bear interest at the Default Interest Rate (as defined below) until paid in full.

     The actual amount due and owing from time to time hereunder shall be evidenced by Holder's records of receipts and disbursements, which records (absent manifest error) shall be conclusive evidence of such amount.

     This Note is executed pursuant to the terms and conditions of that certain Amended and Restated Revolving Credit Agreement of even date herewith between Maker, as Borrower, and Holder, as Lender (the "Revolving Credit Agreement"), and is secured by, inter alia, an Amended and Restated Security Agreement of even date herewith. The foregoing and all other agreements, instruments and documents delivered in connection therewith and herewith are collectively referred to as the "Loan Documents."

     This Note has been executed and delivered in, and is to be governed by and construed under the laws of, the State of Florida, as amended, except as modified by the laws and regulations of the United States of America.

     Maker shall have no obligation to pay interest or payments in the nature of interest in excess of the maximum rate of interest allowed to be contracted for by law, as changed from time to time, applicable to this Note (the "Maximum Rate"). Any interest in excess of the Maximum Rate paid by Maker ("excess sum") shall be credited as a payment of principal, or, if Maker so requests in writing, returned to Maker, or, if the indebtedness and other obligations evidenced by this Note have been paid in full, returned to Maker together with interest at the same rate as was paid by Maker during such period. Any excess sum credited to principal shall be credited as of the date paid to Holder. The Maximum Rate varies from time to time and from time to time there may be no specific maximum rate. Holder may, without such action constituting a breach of any obligations to Maker, seek judicial

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determination of the applicable rate of interest, and its obligation to pay or credit any proposed excess sum to Maker.


     The "Default Interest Rate" and, in the event no specific maximum rate is applicable, the Maximum Rate shall be twenty five percent (25%) per annum if the face amount of this Note is greater than $500,000.00; otherwise, it shall be eighteen percent (18%) per annum.

     Holder shall have the right to declare the total unpaid balance hereof to be immediately due and payable in advance of the Maturity Date upon the failure of Maker to pay when due any payment of principal or interest or other amount due hereunder; or upon the occurrence of an event of default pursuant to any other Loan Documents now or hereafter evidencing, securing payment of this Note or if Maker shall become insolvent or declare a voluntary or involuntary petition of bankruptcy. Exercise of this right shall be without notice to Maker or to any other person liable for payment hereof, notice of such exercise being hereby expressly waived.

     Without in any way altering the generality of this Note, upon the occurrence of any event of default or upon an occurrence that, with the giving of notice, or passage of time, or both, will constitute such an event of default hereunder or under any other Loan Documents now or hereafter evidencing, securing or guarantying payment of this Note, Holder shall have no further obligation under this Note or any Loan Document to disburse additional funds to Maker.

     Any payment hereunder not paid when due (at maturity, upon acceleration or otherwise) shall bear interest at the Default Interest Rate from the due date until paid.

     Provided Holder has not accelerated this Note, Maker shall pay Holder a late charge of five percent (5%) of any required payment which is not received by Holder when said payment is due. The parties agree that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty.

     Time is of the essence hereunder. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, Maker agrees to pay all reasonable costs of collection, including reasonable attorneys' fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors' proceedings or otherwise.

     Acceptance of partial payments or payments marked "payment in full" or "in satisfaction" or words to similar effect shall not affect the duty of Maker to pay all obligations due hereunder, and shall not affect the right of Holder to pursue all remedies available to it under any Loan Documents.

     The remedies of Holder shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No action or omission of Holder, including specifically any failure to exercise or forbearance in the exercise of any remedy, shall be deemed to be a waiver

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or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of, any subsequent remedy as to a subsequent event.

     Maker hereby consents and submits to the jurisdiction of the courts of the State of Florida, and, notwithstanding its place of residence or organization or the place of execution of this Note, any litigation relating hereto, whether arising in contract or tort, by statute or otherwise, shall be brought in (and, if brought elsewhere, shall be transferred to) a State court of competent jurisdiction in Hillsborough County, Florida.

     Any notice to be given or to be served upon any party hereto in connection with this Note, whether required or otherwise, may be given in any manner permitted under the Loan Documents.

     Whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural, and the plural number includes the singular.

     Maker hereby expressly waives any valuation and appraisal, presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, all other forms of notice whatsoever, and diligence in collection.

     MAKER, BY EXECUTING THIS NOTE OR ANY OTHER DOCUMENT CREATING SUCH LIABILITY, WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER'S EXTENDING CREDIT TO MAKER AND NO WAIVER OR LIMITATION OF HOLDER'S RIGHTS UNDER THIS PARAGRAPH SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON HOLDER'S BEHALF.

     Maker acknowledges that the above paragraph has been expressly bargained for by Holder as part of the loan evidenced hereby and that, but for Maker's agreement, Holder would not have extended the loan for the term and with the interest rate provided herein.

     This Note amends and restates in its entirety that certain Revolving Credit Note dated April 21, 2005 executed by Maker in favor of Holder.












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     IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

                                       ODYSSEY MARINE EXPLORATION, INC.,
                                       a Nevada corporation



                                       By: /s/ Michael Holmes
                                       Name:  Michael Holmes
                                       Its:  Chief Financial Officer

                                                 "MAKER"



























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